Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 9, 2010

iPath Exchange Traded Notes

iPath® US Treasury Steepener ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or through early redemption¹, based on the performance of the index less investor fees. The iPath® US Treasury Steepener

ETN is linked to the performance of the Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM (the “Index”), and seeks to capture returns that are potentially available from a “steepening” of the US Treasury yield curve.

NOTE DETAILS INDEX COMPOSITION*

Ticker STPP Long Positions

Intraday Indicative Value Ticker STPP.IV CBOT 2YR UST 76%

September 2010

Bloomberg Index Ticker BXIIUSTP

CUSIP 06740L477 Short Positions

CBOT 10YR UST 24%

Primary Exchange NYSE Arca September 2010

Investor Fee* 0.75%2

Index Multiplier** $0.10

Inception Date 08/09/2010

* The weighting specified for each Treasury futures contract underlying the Index is

Maturity Date 08/13/2020 expressed in terms of the relative percentage exposure of an investment in the

ETNs to the performance of the particular Treasury futures contract, before taking

Index Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM into account the investor fee and other costs.

* The investor fee on the inception date of the ETNs will equal zero. On each Source: Barclays Capital as of 07/30/2010.

subsequent calendar day until maturity or early redemption of the ETNs, the investor fee will equal the Yearly Fee (0.75%) times the closing indicative note value of the ETNs on the immediately preceding calendar day, divided by 365. CLOSING INDICATIVE NOTE VALUE CALCULATION*

** The effect of the index multiplier is to adjust the rate at which the value of the ETNs changes in response to changes in the underlying Index level. As a result of the index Yesterday’s ETN Value Published end-of-day to data multiplier, and before taking into account the investor fee and other costs, each ETN providers such as Bloomberg will record a $0.10 gain or loss for every 1.00 point increase or decrease, respectively, plus in the level of the Index.

1. Index Peformance Daily change in level of the underlying index

ISSUER DETAILS times

2. Index Multiplier Fixed multiplier of $0.10 converts index

Barclay’s Bank PLC long-term, unsecured obligations* performance into changes in the ETN value

S&P Rating AA- plus

Moody’s Rating Aa3 3. Daily Interest Interest accrues in the favor of the investor based on a T-bills rate

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. minus

rrThe iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

4. Daily fee An annual fee of $0.75 p.a. accrues

* We have not obtained a rating from any rating organization with respect to the on a daily basis2

iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. equals

A security rating is subject to revision or withdrawal at any time by the assigning Reference value for ETN rating organization, and there is no assurance that any security rating will remain Today’s ETN Value creates/redeems that day in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or*Investors should refer to the relevant prospectus for further details on how the marketability of the iPath ETNs. ETN value is calculated, as well as for other important details and risk factors.

1 In order to exercise the right to early redemption, investors must redeem at least 50,000 units of the iPath® US Treasury Steepener ETN directly to the issuer, Barclays

Bank PLC, on the relevant specified early redemption date, subject to the procedures described in the relevant prospectus.

2 In addition, on each “roll day” for the relevant Treasury futures contracts underlying the Index, $0.01 will be charged and deducted from the closing indicative note value of each ETN. See the applicable prospectus for more details.

iPath® US Treasury Steepener ETN

TOTAL RETURNS

(as of 7/31/10) (all values in percentages) SINCE NOTE

QUARTER RETURN % 6-MONTH RETURN % 1-YEAR RETURN % INCEPTION %

iPath® US Treasury Steepener ETN N/A N/A N/A N/A

Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM N/A N/A N/A N/A

S&P 500® Index –6.69% 3.61% 7.01% N/A

Barclays Capital U.S. Aggregate Bond Index 3.52% 4.85% 1.07% N/A

Sources: S&P, Barclays Capital, Bloomberg.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect the investor fee or any other transaction costs or expenses. Investing in ETNs is not equivalent to investing directly in the 2-year and 10-year Treasury futures contracts underlying the Index, or an investment in the Index itself (if such investment were possible). Past performance does not guarantee future results. For current Index and iPath

ETN performance, go to www.iPathETN.com.

THE INDEX OBJECTIVE

The objective of the index is to produce a 1 point increase in the Index level for each 1 basis point increase in the steepness of the yield curve (i.e., the curve depicting the relationship between U.S. Treasury note maturities and their corresponding yields) and, conversely, to achieve a 1 point decrease in the Index level for each 1 basis point decrease in the steepness (i.e., an increase in the “flatness”) of the yield curve. The Index objective is also to remain unchanged in response to any “parallel shift” in the yield curve.

To achieve this objective, the index tracks the returns of a notional investment in a weighted “long” position in relation to 2-year Treasury futures contracts and a weighted “short” position in relation to 10-year Treasury futures contracts.

Please see the applicable prospectus for a description of how the relevant “steepness” or “flatness” of the yield curve is calculated in relation to the performance of the 2-year and 10-year Treasury futures contracts underlying the Index, and the corresponding risks of an investment in the ETNs.

An investment in iPath ETNs involves risks, including possible loss of Sales in the secondary market may result in significant losses.

principal. For a description of the main risks see “Risk Factors” in the iPath ETNs typically have lower investor fees than currently existing mutual applicable prospectus. funds that invest in similar markets and are available to retail investors.

Barclays Bank PLC has filed a registration statement (including a Buying and selling iPath ETNs will result in brokerage commissions.

prospectus) with the SEC for the offering to which this communication An investment in iPath ETNs linked to the performance of the Barclays relates. Before you invest, you should read the prospectus and other Capital US Treasury 2Y/10Y Yield Curve IndexTM is subject to risks documents Barclays Bank PLC has filed with the SEC for more associated with fluctuations, particularly a decline, in the value of the complete information about the issuer and this offering. You may get index. The market value of the ETNs may be influenced by many these documents for free by visiting www.iPathETN.com or EDGAR on unpredictable factors.

the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you There is no guarantee that the index level will increase or decrease by 1.00 request it by calling toll-free 1-877-76-iPATH, or you may request a point for every 0.01% increase or decrease, respectively, in the difference copy from any other dealer participating in the offering. between the 2-year yield and the 10-year yield. Market prices for 2-year and 10-year Treasury futures contracts may not capture precisely the

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. underlying changes in the 2-year yield and the 10-year yield. The index

iPath ETNs (the “Securities”) are unsecured obligations of Barclays calculation methodology uses the mathematical approximation of

Bank PLC and are not secured debt. The Securities are riskier than modified duration, which has certain limitations in approximating the ordinary unsecured debt securities and have no principal protection. relationship between Treasury note prices and yields. Additionally, the

Risks of investing in the Securities include limited portfolio diversification, index’s weights are rebalanced on a monthly basis only and such trade price fluctuations, uncertain principal repayment, and illiquidity. weightings may not be optimal on any given index business day. For a

Investing in the Securities is not equivalent to investing directly in an index description of additional risks of investing in the ETNs, see “Risk Factors” in or in any particular index components. The investor fee will reduce the the applicable prospectus.

amount of your return at maturity or on redemption, and as a result you Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM is a trademark of may receive less than the principal amount of your investment at maturity Barclays Bank PLC.

or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of ©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the

Securities). An investment in iPath ETNs may not be suitable for all investors. iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and

The Securities may be sold throughout the day on the exchange through used with the permission, of their respective owners. iP-0263-0810 any brokerage account. There are restrictions on the minimum number of iP-2275-09RB-7/10

Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Not FDIC Insured • No Bank Guarantee • May Lose Value

FIND YOUR iPATH 1–866-486-4874 www.iPathETN.com